CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment No.1 to the Registration Statement on Form N-14 of North Square Investments Trust and to the use of our reports dated May 30, 2018 on the financial statements and financial highlights of the Oak Ridge Global Resources & Infrastructure Fund and July 30, 2018 on the financial statements and financial highlights of the Oak Ridge Disciplined Growth Fund, Oak Ridge Dividend Growth Fund, Oak Ridge Dynamic Small Cap Fund, Oak Ridge International Small Cap Fund, Oak Ridge Multi Strategy Fund, and Oak Ridge Small Cap Growth Fund, each a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2018 Annual Reports to Shareholders which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 23, 2018